UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 24, 2012

ZALICUS INC.

(Exact name of Registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-51171	04-3514457
(Commission File No.)	(IRS Employer Identification No.)

245 First Street

Third Floor
Cambridge, MA 02142
(Address of principal executive offices and zip code)

Registrant's telephone number, including area code: (617) 301-7000

None

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On May 1, 2009, Zalicus Inc. ("Zalicus") entered into a Research Collaboration and License Agreement (the "Collaboration Agreement") with the Novartis Institutes for Biomedical Research, Inc. ("Novartis") focused on the discovery of novel anti-cancer combinations using the Zalicus combination high throughput screening, or cHTS, technology platform. The research program under the Collaboration Agreement had an initial two-year term that could be extended by Novartis for three additional one-year periods, and in January 2011, Novartis extended the research program for an additional year, into May 2012.

On April 24, 2012, Novartis and Zalicus entered into an Amendment to the Collaboration Agreement (the "Amendment"), to extend the funded research program under the Collaboration Agreement for an additional year until May 1, 2013 and to modify the basis for up to $3.0 million in funded research payments under the Collaboration Agreement from the funding of Zalicus full-time equivalents to payments based on Zalicus combination screening deliverables.

The foregoing description of the Amendment is qualified in its entirety by reference to the full Amendment, which will be attached as an exhibit to Zalicus's quarterly report on Form 10-Q for the period ending March 31, 2012.

Item 8.01. Other Events.

  On April 26, 2012, Zalicus issued a press release announcing the extension of the research program with Novartis. The full text of Zalicus's press release regarding the announcement is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.            Financial Statements and Exhibits.

(d)    Exhibits
Exhibit No.	Description
99.1	Press release of Zalicus Inc. dated April 26, 2012.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Zalicus Inc.
	By:	/s/ Justin Renz
Name: Justin Renz
Title: Executive Vice President and Chief Financial Officer

Dated: April 26, 2012

Index to Exhibits
Exhibit No.	Description
99.1	Press release of Zalicus Inc. dated April 26, 2012.